Exhibit 10.16

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

REACHLOCAL, INC.

and

THE PERSONS LISTED ON ANNEX A ATTACHED HERETO

i

3.18	Contracts	15
3.19	Company Benefit Plans	18
3.20	Affiliated Transactions	19
3.21	Foreign Corrupt Practices Act	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		19

4.1	Organization; Corporate Power	19
4.2	Capitalization and Related Matters	19
4.3	Subsidiaries	21
4.4	Authorization	21
4.5	Valid Issuance of Securities	21
4.6	Governmental Consents and Filings	21
4.7	Litigation	21
4.8	Intellectual Property	21
4.9	Compliance with Other Instruments	22
4.10	Disclosure	22
4.11	Title to Property and Assets	22
4.12	Financial Statements	22
4.13	Changes	23
4.14	Permits	24
4.15	Corporate Documents	24
4.16	Real Property Holding Corporation	24
4.17	Environmental and Safety Laws	24
4.18	Brokerage	24
4.19	Directed Selling Efforts	24

ARTICLE V ADDITIONAL AGREEMENTS		25

5.1	Post-Closing Support	25
5.2	Tax Matters	25
5.3	Confidentiality; Noncompete; Nonsolicitation; Nondisparagement	27
5.4	Confidentiality of Terms of Transaction, Etc.	28
5.5	Regulation S Stop Transfer	29
5.6	Affiliated Transactions	29
5.7	Further Actions	29
5.8	Scrip for Scrip Rollover Relief	29

ARTICLE VI INDEMNIFICATION		29

6.1	Survival Periods	29
6.2	Indemnification of the Indemnified Parties	30
6.3	Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct	32
6.4	Notice and Defense of Third-Party Claims	32
6.5	Notice of Non-Third-Party Claims	33
6.6	Manner of Payment	33
6.7	Determination of Loss Amount	34
6.8	Exclusive Remedy	36

ii

ARTICLE VII DEFINITIONS		36

7.1	Interpretation	36
7.2	Certain Definitions	36
7.3	Additional Definitions	40

ARTICLE VIII MISCELLANEOUS		42

8.1	No Third-Party Beneficiaries	42
8.2	Entire Agreement	42
8.3	Successors and Assigns	42
8.4	Counterparts	42
8.5	Titles	42
8.6	Notices	42
8.7	Governing Law	45
8.8	Consent to Jurisdiction	45
8.9	Waiver of Trial by Jury	46
8.10	Arbitration	46
8.11	Legal Fees	47
8.12	Amendment or Modification	47
8.13	Waivers	47
8.14	Cumulative Remedies	47
8.15	Expenses	47
8.16	Construction	47
8.17	Severability of Provisions	48
8.18	Release of the Company	48

Annex A	Shareholders
Exhibit A	Ordinary Shares Election Form
Exhibit B	Employee Shares Election Form

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 11, 2009, by and among (i) ReachLocal, Inc., a Delaware corporation (the “Buyer”), and (ii) the Persons listed on Annex A hereto under the heading “Shareholders” (collectively, the “Sellers”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in Article VII.

RECITALS

WHEREAS, the Buyer, NetUs Pty Limited ACN 117 674 030, a proprietary company formed under the laws of Australia (“NetUs”) and ReachLocal Australia Pty Ltd ACN 122 612 962, a proprietary company formed under the laws of Australia (the “Company”), are parties to that certain Joint Venture Deed, dated as of December 21, 2006 and amended as of March 13, 2007 and March 25, 2008, pursuant to which the Buyer and NetUs formed the Company to establish and manage the Buyer’s internet marketing and advertising service (the “Business”);

WHEREAS, as more fully set forth on Schedule 3.2(c), each Seller owns beneficially and legally (or can procure transfer of legal title free and clear from all Liens) that number of ordinary shares in the capital of the Company (“Ordinary Shares”) set forth opposite each such Seller’s name on Schedule 3.2(c) and that number of employee shares in the capital of the Company (“Employee Shares,” and together with the Ordinary Shares, the “Shares”) set forth opposite each such Seller’s name on Schedule 3.2(c);

WHEREAS, prior to the execution of this Agreement, the Buyer provided to each Seller holding Ordinary Shares an offer letter and acceptance form substantially in the form attached hereto as Exhibit A (the “Ordinary Shares Election Form”) and to each Seller holding Employee Shares an offer letter and acceptance form substantially in the form attached hereto as Exhibit B (the “Employee Shares Election Form,” and together with the Ordinary Shares Election Form, the “Election Forms”), pursuant to which the Buyer offered to purchase from each Seller all of such Seller’s right, title and interest in and to that number of Shares owned beneficially by such Seller and has received acceptances under Employee Shares Election Forms in respect of all the Employee Shares and acceptances under Ordinary Shares Election Forms in respect of all the Ordinary Shares (such shares for which acceptances were received, in the aggregate across all Sellers, the “Seller Shares”) in exchange for consideration with a value of US$4.35 per Share payable as follows: (i) in the case of a holder of Ordinary Shares, either (a) a combination of a cash payment, the right to receive a deferred cash payment and shares of common stock of the Buyer, par value $0.0002 per share (“Buyer Common Stock”) (the “Ordinary Shares Cash and Stock Consideration”) or (b) solely shares of Buyer Common Stock (the “Ordinary Shares All Stock Consideration”), and (ii) in the case of a holder of Employee Shares, solely shares of Buyer Common Stock (the “Employee Shares Consideration”); and

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the elections made by the Sellers pursuant to the Election Forms, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers’ right, title and interest in and to the Seller Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SELLER SHARES

1.1 Purchase and Sale of Seller Shares. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from such Seller, all right, title and interest in and to the number of Seller Shares beneficially owned by such Seller immediately prior to the Closing, free and clear of all Liens and with all rights, including dividend rights, attaching or accruing to them from the date of the Ordinary Shares Election Form or Employee Shares Election Form (as applicable), in exchange for the following consideration:

(a) Consideration For Ordinary Shares.

(i) Cash and Stock Consideration. If a Seller is a holder of Ordinary Shares and has elected to receive the Ordinary Shares Cash and Stock Consideration, then each Seller Share that is an Ordinary Share beneficially owned by such Seller immediately prior to the Closing shall be exchanged for (I) a cash payment of US$1.42, (II) the right to receive, subject to Section 1.2 below, a deferred cash payment of either US$1.5008 (the “US$ Per Share Rate”) or AU$1.7352 (the “AU$ Per Share Rate”) and (III) 0.1060605 shares of Buyer Common Stock, provided that the aggregate number of shares of Buyer Common Stock received by such Seller shall be rounded down if such aggregate number would result in the issuance of a fractional share.

(ii) All Stock Consideration. If a Seller is a holder of Ordinary Shares and has elected to receive the Ordinary Shares All Stock Consideration, then each Seller Share that is an Ordinary Share beneficially owned by such Seller immediately prior to the Closing shall be exchanged for 0.311732 shares of Buyer Common Stock, provided that the aggregate number of shares of Buyer Common Stock received by such Seller shall be rounded down if such aggregate number would result in the issuance of a fractional share.

(b) Consideration for Employee Shares. If a Seller is a holder of Employee Shares, then (A) each Vested Employee Share beneficially owned by such Seller immediately prior to the Closing shall be exchanged for 0.311732 shares of Buyer Common Stock and (B) each Unvested Employee Share beneficially owned by such Seller immediately prior to the Closing shall be exchanged for 0.311732 shares of restricted Buyer Common Stock that will be subject to substantially identical vesting conditions as the Unvested Employee Shares for which such restricted Buyer Common Stock has been exchanged; provided that the aggregate number of shares of fully vested Buyer Common Stock received by such Seller shall be rounded down if the aggregate number of vested and unvested shares of Buyer Common Stock issued to such Seller would result in the issuance of a fractional share.

For purposes of this Agreement, (y) the “Buyer Shares” means the aggregate number of shares of Buyer Common stock to be issued to the Sellers pursuant to this Section 1.1 and (z) the “Purchase Price” means the total consideration payable or issuable, as applicable, by the Buyer to the Sellers pursuant to this Section 1.1.

1.2 Deferred Cash.

(a) Unless further deferred by the Buyer in accordance with Section 1.2(b), any deferred cash payable to holders of Ordinary Shares who elect to receive the Ordinary Shares Cash and Stock Consideration (the aggregate of such cash, the “Deferred Cash”) will be payable on the date that is the earliest of (i) the first anniversary of the Closing, (ii) consummation of an IPO or (iii) consummation of a Liquidation Transaction. The Buyer may pay the Deferred Cash, in its sole discretion, either at the US$ Per Share Rate or at the AU$ Per Share Rate by wire transfer of immediately available funds to the account(s) designated by the applicable Seller(s). Notwithstanding the foregoing sentence, the Buyer may, in its sole discretion, pay an amount equal to US$207,925.00 of the Deferred Cash in shares of Buyer Common Stock at a price per share equal to the greater of (A) $13.9543 and (B) if an IPO has occurred, the IPO price of Buyer Common Stock and, if an IPO has not occurred, 10% above the most recent price per share of Buyer Common Stock determined in the Buyer’s most recent independent, third-party 409A valuation.

(b) Notwithstanding the foregoing, if an IPO or Liquidation Transaction has not occurred by the first anniversary of the Closing, then the Buyer may, in its sole discretion, elect to further defer payment of any Deferred Cash to the date that is the earliest of (i) the second anniversary of the Closing, (ii) consummation of an IPO or (iii) consummation of a Liquidation Transaction, provided, however, that interest shall accrue at 4.5% per annum on such Deferred Cash beginning, and only for the period of time commencing, on the first anniversary of the Closing, which interest shall be payable at the same time and manner as the Deferred Cash. To exercise its right to further defer payment of any Deferred Cash, the Buyer will provide written notice to the Sellers of its election to defer such payment not more than 30 Business Days (but at least five Business Days) prior to the first anniversary of the Closing.

(c) If the Buyer does not elect to further defer payment of any Deferred Cash pursuant to Section 1.2(b) but does not pay such Deferred Cash when due pursuant to Section 1.2(a), or if the Buyer elects to further defer payment of any Deferred Cash but fails to pay such Deferred Cash and accrued interest thereon to any Seller by the date such payment is due pursuant to Section 1.2(b), then such Seller may, in its sole discretion, elect to (i) require immediate payment of such Deferred Cash (and accrued interest thereon), (ii) extend payment of such Deferred Cash (and accrued interest thereon) for a period and at a new interest rate to be agreed upon by the Buyer and such Seller or, failing agreement, 4.5% per annum or (iii) convert such Deferred Cash (and accrued interest thereon) into shares of Buyer Common Stock at a conversion price equal to the lesser of (A) US$13.9543 per share of Buyer Common Stock and (B) the most recent price per share of Buyer Common Stock determined by an independent, third-party valuation or arms-length transaction. As promptly as practicable, but no later than 15 Business Days following the date payment of such Deferred Cash (and accrued interest thereon) is due pursuant to Section 1.2(b), each applicable Seller shall provide written notice to the Buyer of its election pursuant to this Section 1.2(c).

(d) Subject to Sections 1.2(b) and 1.2(c), the Buyer may, in its sole discretion, elect to pay any Deferred Cash (and accrued interest thereon) to an applicable Seller at any time.

(e) The Deferred Cash is subject to adjustments for indemnification payments pursuant to Article VI.

1.3 The Closing.

(a) The closing of the purchase and sale of the Seller Shares (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, concurrently with the execution of this Agreement. The date of this Agreement is also referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on the date hereof.

(b) Buyer Deliveries. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the Buyer shall deliver to each Seller:

(i) if applicable, the cash consideration specified in Section 1.1 by wire transfer of immediately available funds to the account designated by the applicable Seller in its Election Form;

(ii) if such Seller is a holder of Ordinary Shares and has elected to receive the Ordinary Shares Cash and Stock Consideration, a Stockholders Agreement duly executed by the Buyer;

(iii) one or more certificates representing the Buyer Shares issuable to such Seller, free and clear of all Liens; and

(iv) a certificate executed by the secretary of the Buyer certifying (A) certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the Buyer’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents and (B) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Buyer, each of the Transaction Documents to which the Buyer is a party in connection herewith;

(c) Seller Deliveries. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties covenants and agreements set forth herein, at the Closing, each Seller shall deliver to the Buyer:

(i) one or more certificates representing such Seller’s Seller Shares, free and clear of all Liens, accompanied by appropriate executed transfer(s) in favor of the Buyer;

(ii) if such Seller is a holder of Ordinary Shares and has elected to receive the Ordinary Shares Cash and Stock Consideration, a Stockholders Agreement duly executed by the Seller;

(iii) in the case of each Seller that is not a natural Person, a certificate executed by a director or the secretary of such Seller certifying (A) certified copies of the resolutions duly adopted by such Seller’s board of directors or other similar governing Person or body, if such resolutions are required by applicable Laws, authorizing such Seller’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents and (B) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of such Seller, each of the Transaction Documents to which such Seller is a party in connection herewith;

(iv) duly executed resignations by Alison Deans and Daniel Petre from the Company’s board of directors; and

(v) such other documents or instruments as the Buyer may reasonably request or may be required to effect the transactions contemplated by the Transaction Documents, including any consents necessary to deal with any Seller Shares and/or required to obtain registration of the transfers.

1.4 Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as the Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Buyer herewith (the “Seller Disclosure Schedules”), each Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the Closing Date.

2.1 Organization; Organizational Power. Such Seller, if not a natural Person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. Such Seller, if not a natural Person, possesses all requisite organizational power and authority necessary to carry on its business as now conducted.

2.2 Authorization. All action on the part of such Seller, and, if not a natural Person, its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party, and the performance of all obligations of such Seller hereunder and thereunder, including the sale and delivery of the Seller Shares set forth opposite such Seller’s name on Schedule 3.2(c), has been taken, and this Agreement, and each other Transaction Document to which such Seller is a party, when executed and delivered by such Seller, shall constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Title to Securities. Such Seller is the beneficial owner and legal owner (or has power to procure the legal owner to transfer legal ownership free and clear from all Liens) of the Seller Shares set forth opposite such Seller’s name on Schedule 3.2(c), free and clear of all Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal, state and foreign securities Laws. At the Closing, such Seller shall transfer (or procure is transferred) to the Buyer good and marketable title to the Seller Shares set forth opposite such Seller’s name on Schedule 3.2(c), free and clear of all Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal, state and foreign securities Laws. After the Closing, such Seller shall have no further direct or indirect equity interest in the Company, other than by virtue of the Buyer Shares issued to such Seller, if any, pursuant to Section 1.1.

2.4 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of such Seller in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

2.5 Compliance with Other Instruments. Such Seller is not in violation or default of any provisions of its organizational documents, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, Contract or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the such Seller, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or Contract or an event which results in the creation of any Lien.

2.6 Litigation. There are no Actions pending or, to such Seller’s knowledge, currently threatened against such Seller which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party, nor is such Seller aware that there is any basis therefor. Neither such Seller nor, if not a natural Person, to such Seller’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Entity which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

2.7 Restricted Securities. Such Seller understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Such Seller understands that the Buyer Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Buyer Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that the Buyer has no obligation to register or qualify the Buyer Shares for resale except as set forth in the Stockholders Agreement. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to the Buyer which are outside of such Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.

2.8 Investment. This Agreement is made with such Seller in reliance upon such Seller’s representation to the Buyer, which by such Seller’s execution of this Agreement, such Buyer hereby confirms, that the Buyer Shares to be acquired by such Seller will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Shares.

2.9 Legends. Such Seller understands that the Buyer Shares may bear one or all of the following legends:

(a) if the Buyer reasonably determines that such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”;

(b) if the Buyer reasonably determines that such Seller is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE ACT, PURSUANT TO REGISTRATION UNDER ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”;

(c) any legend set forth in or required by the other Transaction Documents; and

(d) any legend required by the securities Laws of any state to the extent such Laws are applicable to the shares represented by the certificate so legended.

2.10 Investment Experience. Such Seller either has a preexisting personal or business relationship with the Buyer or any of its partners, officers, directors or controlling persons, or by reason of its business or financial experience or the business or financial experience of its professional advisers who are unaffiliated with and who are not compensated by the Buyer or any Affiliate or selling agent of Buyer, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of its investment in the Buyer and protects its own interests in connection with the transactions contemplated hereby.

2.11 Accredited Investor. Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or is not a U.S. person as defined in Rule 902(k)(1) of Regulation S promulgated under the Securities Act (“Regulation S”).

2.12 Speculative Nature of Investment. Such Seller understands and acknowledges that the Buyer has a limited financial and operating history and that an investment in the Buyer is highly speculative and involves substantial risks. Such Seller can bear the economic risk of such Seller’s investment and is able, without impairing such Seller’s financial condition, to hold the Buyer Shares and any securities issued in respect of or exchange for the Buyer Shares for an indefinite period of time and to suffer a complete loss of such Seller’s investment.

2.13 Access to Information. Such Seller has had an opportunity to ask questions of, and receive answers from, the officers of the Buyer concerning the Transaction Documents, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Transaction Documents, as well as the Buyer’s business, management and financial affairs.

2.14 Exculpation by Seller. Such Seller acknowledges that, with respect to tax considerations involved in the transactions contemplated by this Agreement, such Seller is not relying on the Buyer or the Company (or any agent or representative of the same) and acknowledges and agrees that Buyer has not made any representations or warranties regarding the tax or treatment of any transaction contemplated by this Agreement. Such Seller has carefully considered and, to the extent that it believes such discussion necessary, has discussed with its professional tax advisors the consequences of the transactions contemplated by this Agreement

2.15 Offer of Securities into Australia. Except as set forth on Schedule 2.15, such Seller is a sophisticated investor within the ambit of section 708(8) of the Corporations Act 2001 of Australia or a professional investor within the ambit of section 708(11) of that Corporations Act.

2.16 Foreign Investor.

(a) If such Seller is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Seller hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to it to subscribe for the Buyer Shares, including (a) the legal requirements within its jurisdiction for the purchase of the Buyer Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Buyer Shares. Such Seller’s subscription and payment for and continued beneficial ownership of the Buyer Shares will not violate any applicable securities or other Laws of such Seller’s jurisdiction.

(b) If such Seller is not a United States person (as defined in Rule 902(k)(1) of Regulation S), such Seller hereby represents that:

(i) none of such Seller, its affiliates (as defined in Regulation 501 promulgated under the Securities Act) or any Persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Buyer Shares, and it has and they have complied with and will comply with the offering restrictions requirement of Regulation S;

(ii) such Person is not acquiring the securities for the account or benefit of any U.S. person; and

(iii) such Person will only resell the Buyer Shares in accordance with the provisions of Regulations S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and such Person will not engage in hedging transactions with regard to such Buyer Shares unless in compliance with the Act.

2.17 Seller’s Capital Structure. For each Seller that is not a natural Person, Schedule 2.17 sets forth (a) the identity of each Person that owns voting stock of such Seller, directly or indirectly, and (b) the percentage of all voting stock of such Seller owned by such Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Seller Disclosure Schedules, each Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the Closing Date.

3.1 Organization; Organizational Power. The Company is a proprietary limited company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Australia and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Company possesses all requisite organizational power and authority necessary to carry on its business as now conducted.

3.2 Capitalization and Related Matters.

(a) There are 8,600,549 Ordinary Shares in the capital of the Company on issue immediately prior to the Closing. All of the Ordinary Shares on issue have been duly authorized and are fully paid up (so that no further amounts may be called in respect of them) and were issued in compliance with all applicable federal, state and foreign securities Laws.

(b) The Company has issued 111,074 Employee Shares to executives and employees of the Company pursuant to its Executive Equity Participation Plan. Of such Employee Shares, 46,644 Employee Shares have Vested and 64,430 Employee Shares are Unvested. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes, provided that no representation is made herein with respect to any representations regarding equity incentives to any officer, employee, director or consultant of the Company that may have been made by the Buyer, the Buyer’s appointees to the Company’s board of directors or any other Affiliates of the Buyer.

(c) Schedule 3.2(c) sets forth, in excel spreadsheet format, the capitalization of the Company including the number of Shares on issue, including vesting schedule. Except as set forth in Schedule 3.2(c), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any Shares. None of the Company’s share purchase agreements contains a provision for acceleration (or lapse of a repurchase right) upon the occurrence of any event. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement or the sale and delivery of the Seller Shares has been taken.

3.5 Governmental Consents and Filings. To each Seller’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which such Seller is a party.

3.6 Litigation. To each Seller’s knowledge, there are no Actions pending or currently threatened against the Company which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party, nor are the Sellers aware that there is any basis therefor. To each Sellers’ knowledge, neither the Company nor any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Entity which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

3.7 Intellectual Property. To the Sellers’ knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as presently conducted and expects to own or possess sufficient legal rights to all intellectual property necessary to the business of the Company as the Company currently proposes to conduct such business without any conflict with, or infringement of, the rights of others. To the Sellers’ knowledge, except for standard end-user license agreements entered into in the ordinary course of business, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person or entity. To the Sellers’ knowledge, the Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity. The Sellers are not aware that any of the Company’s employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the transactions contemplated by this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as the Company currently proposes to conduct it, will, to the Sellers’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated. The Sellers do not believe it is or will be necessary for the Company to use any inventions of any of the Company’s employees (or Persons it currently intends to hire) made prior to their employment by the Company. Set forth in Schedule 3.7 is a listing of all patents, trademarks and licenses of the Company.

3.8 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its organizational documents, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, Contract or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement or the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or, to the Sellers’ knowledge, result in any conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or Contract or an event which results in the creation of any Lien.

3.9 Disclosure. The Company and the Sellers have made available to the Buyer all the information reasonably available to the Company and the Sellers that the Buyer has requested for deciding whether to acquire the Seller Shares, all of which was prepared in good faith by the Company and the Sellers, other than such information, if any, which has been previously provided (a) in writing to the Buyer’s representatives on the Company’s board of directors in “board books” or other written materials provided to board members specifically in connection with meetings of the board or actions or votes that were taken by the board or (b) to the Buyer in its capacity as a shareholder of the Company in materials provided to shareholders specifically in connection with shareholder meetings or actions or votes that were taken by the Company’s shareholders. No representation or warranty by the Sellers contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to the Buyer at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company and the Sellers have not delivered to the Buyer, and have not been requested to deliver, a private placement or similar memorandum or any “RiskFactors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

3.10 Title to Property and Assets. To the Sellers’ knowledge, the Company owns its property and assets free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. To the Sellers’ knowledge, with respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Liens other than to the lessors of such property or assets.

3.11 Financial Statements.

(a) The Company has made available to the Buyer (i) certain unaudited financial information (including statements of revenues and expenses) as of and for the twelve-month period ended June 30, 2009, set forth on Schedule 3.11(a) (the “Company 2009 Financial Statements”); (ii) unaudited financial information (including statements of revenues and expenses) as of and for the 1-month period ended July 31, 2009, set forth on Schedule 3.11(a) (the “Company Balance Sheet Date”) (the “Company Interim Financial Statements” and, together with the Company 2009 Financial Statements, the “Company Financial Statements”); and (iii) unaudited financial information (including statements of revenues and expenses) as of and for the twelve months ended June 30, 2008 and for the period from incorporation and ended June 30, 2007, set forth on Schedule 3.11(a) (the “Company Historical Financial Statements”). Except as set forth in the Company Financial Statements, the Company has no material Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Company Balance Sheet Date and (ii) obligations under Contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company Financial Statements and the Company Historical Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein and have, in each case, been prepared in accordance with Applicable Accounting Principles, except as disclosed therein.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Sellers’ knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Company by management of the Company, employees who have significant roles in the Company’s internal controls or other employees of the Company whose fraud could have a material effect on the financial statements.

3.12 Changes. To the Sellers’ knowledge, since the Company Balance Sheet Date, there has not been:

(a) any change in the assets, Liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer or key employee of the Company; and the Sellers are not aware of any impending resignation or termination of employment of any such officer or key employee;

(i) any Lien, created by the Company, with respect to any of its material properties or assets, except Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Company’s Shares, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

(l) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect;

(m) any new, change in or revocation of any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any amended material Tax Return; entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 3.12.

3.13 Tax Matters.

(a) The Company has created and maintained adequate and correct records to enable it to comply with its obligations to: (i) prepare and submit any information, notices, computations, returns and payments required in respect of any Tax law; (ii) prepare any accounts necessary for the compliance of any Tax law and (iii) retain necessary records as required by any Tax law. The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. All material Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

(b) The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Interim Financial Statements (rather than in any notes thereto). To the Sellers’ knowledge, since the Company Balance Sheet Date, the Company has not incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. Schedule 3.13(b) attached hereto (the “Tax Schedule”) lists the specific unpaid Taxes of the Company (including the categories and amounts thereof), which Taxes (i) were incurred in the ordinary course of business of the Company, (ii) do not represent a contingent or potential Tax liability and (iii) are due and payable after the Closing Date.

(c) No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority. To the Sellers’ knowledge, there are no actual, pending or threatened reviews, audits, assessments or other actions for or relating to any liability (including where the review, audit, assessment or other action may give rise to an additional Liability) in respect of Taxes of the Company. To the Sellers’ knowledge, there are no matters under discussion with any Tax Authority, or known to the Company or the Sellers, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. To the Sellers’ knowledge, no issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company has delivered or made available to Buyer complete and accurate copies of all material federal, state, local and foreign Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company) since the last open Tax year. The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. To the Sellers’ knowledge, no power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax Authority.

(e) There are no Liens for Taxes upon any property or asset of the Company.

(f) To the Sellers’ knowledge, the Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or Australian domestic Tax law), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(g) To the Sellers’ knowledge, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority, or any prepaid amount received on or prior to the Closing.

(h) To the Sellers’ knowledge, the Company does not own an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

(i) The Company is not, and has never been, a member of a Tax Consolidated Group. The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j) To the Sellers’ knowledge, the Company has no liability for the Taxes of any Person (other than Taxes of the Company) (i) as a transferee or successor, (ii) by Contract or (iii) otherwise.

(k) To the Sellers’ knowledge, the Company has withheld and paid all material Taxes required to have been withheld. To the Sellers’ knowledge, the Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(l) To the Sellers’ knowledge, the Company (i) has and has had no nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code; or (iii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(m) To the Sellers’ knowledge, all transfer pricing rules have been complied with and all documentation required by all relevant transfer pricing laws have been timely prepared.

(n) To the Sellers’ knowledge, as of the Closing Date, the Company will not hold assets which constitute U.S. property within the meaning of Section 956 of the Code. To the Seller’s knowledge, the Company has not participated in nor is it participating in an international boycott within the meaning of Code Section 999

(o) The office of public officer as required under any Tax law has always been occupied.

(p) All documents and transactions entered into by the Company which are required to be stamped have been duly stamped.

(q) Section 104-175 of the Tax Act (CGT event J1) will not operate to result in a capital gain or a capital loss to the Company as a result of entry into or completion of this agreement.

(r) The Company has not paid any dividend, prior to the Closing, which has not been franked to the required level, or in respect of which the Company has not complied with the applicable Tax law.

(s) The Company’s franking or exempting account is not in deficit and will never be treated as being in deficit as at the Closing Date.

(t) The share capital account of the Company is not tainted within the meaning of the Tax Act.

(u) The Company: (i) is registered for goods and services tax in accordance with applicable Law; (ii) has adequate systems established to ensure it complies with the Laws relating to such Taxes; (iii) has properly accounted for such Taxes and all credits and adjustments relating thereto; (iv) is entitled, under any contract, agreement or arrangement requiring a Company to supply anything, to an appropriate amount in respect of such Taxes and each such contract, agreement or arrangement contains a provision enabling the Company as supplier to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of such Tax payable on the supply; and (v) the Company is not, and never has been, a member of a “GST group” (as that term is defined in section 195-1 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth of Australia)).

3.14 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. To the Sellers’ knowledge, the Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.15 Corporate Documents. The organizational documents of the Company are in the form provided to counsel for the Buyer. The copy of the minute books of the Company provided to the Buyer’s counsel contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

3.16 Environmental and Safety Laws. To the Sellers’ knowledge, the Company is not in violation of any applicable Law relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing Law. To the Sellers’ knowledge, no Hazardous Materials are used or have been used, stored, or disposed of by the Company or, to the Sellers’ knowledge, by any other Person or entity on any property owned, leased or used by the Company.

3.17 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which each of the Company and such Seller is a party based on any Contract to which the Company is a party or that is otherwise binding upon the Company.

3.18 Contracts.

(a) Except as set forth on Schedule 3.18, to the Sellers’ knowledge, the Company is not a party to or bound by any written or oral:

(i) collective bargaining agreement or other Contract with any labor union;

(ii) management agreement or other Contract for the employment or consultancy of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of its assets or a change of control or otherwise restricting its ability to terminate the employment or services of any officer, individual employee or other Person at any time without penalty or Liability (other than at-will employment agreements with its employees which do not commit the Company to severance, termination or other similar payments and which are terminable without prior notice), profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other material plan or arrangement for the benefit of current or former directors, officers, employees or other service providers;

(iii) Contract relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its assets or any of its securities;

(iv) Contract (or group of related Contracts) the performance of which involves consideration in excess of US$120,000 per year or US$200,000 in the aggregate or which cannot be canceled by the Company upon 30 days’ notice without premium or penalty;

(v) Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party, which involves annual rental payments of greater than US$25,000 or group of such Contracts with the same Person which involve consideration in excess of US$25,000 in the aggregate;

(vi) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of US$25,000 or group of such Contracts with the same Person which involve consideration in excess of US$25,000 in the aggregate;

(vii) Contract which prohibits it from freely engaging in business or competing with any Person anywhere in the world during any period of time without any limitation or adverse consequences;

(viii) Contract under which it has advanced or loaned any other Person any amounts;

(ix) license, indemnification or other Contract with respect to any intellectual property to which the Company is party as licensor, licensee or otherwise (including source code escrow agreements), other than licenses to the Company of unmodified, off-the-shelf software with a total purchase or license fee of less than US$75,000 in the aggregate for any such license or group of related licenses, in each case identifying the subject intellectual property;

(x) Contract requiring the Company to indemnify or hold harmless any Person whereby the Company is responsible for indemnification obligations in excess of US$25,000;

(xi) warranty Contract with respect to its services rendered or its products sold, leased or licensed, other than as set forth in the Company’s standard advertising terms;

(xii) any Contract with any Seller, the Company, or their respective Affiliates;

(xiii) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;

(xiv) Contract which contains performance guarantees;

(xv) Contract involving the settlement of any Action or threatened Action (A) which will involve payments after the Company Balance Sheet Date of consideration in excess of US$25,000 or imposition of monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvi) Contract appointing any agent to act on its or their behalf or any power of attorney;

(xvii) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated;

(xviii) Contract with any Governmental Entity;

(xix) Contract with any publisher;

(xx) partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or Liabilities with any other Person; or

(xxi) other Contract material to the Company, whether or not entered into in the ordinary course of business.

(b) With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, to the Sellers’ knowledge, all of the Contracts set forth or required to be set forth on Schedule 3.18 (each a “Material Contract”) are valid, binding and enforceable against the Company and enforceable by the Company against the other parties thereto, in accordance with their respective terms. To the Sellers’ knowledge, the Company has performed all material obligations required to be performed by it under such Contracts and the Company has not received any notice that it is in default under or in breach of any such Contract. To the Sellers’ knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract; (ii) no other party to any such Contract is in breach thereof or default thereunder and none of the Company or any Seller has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. To the Sellers’ knowledge, the Company shall have the benefit of each Material Contract and shall be entitled to enforce each such Contract immediately following the Closing.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been delivered to the Buyer.

3.19 Company Benefit Plans.

(a) Schedule 3.19 sets forth a true, accurate and complete list of each employee benefit plan and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, which are now, or were within the past six years, maintained, sponsored or contributed to by the Company, or under which the Company may have any obligation or Liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, leave (including but not limited to annual leave, long service leave and personal leave), superannuation, redundancy, retrenchment, severance, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For the avoidance of doubt, any external superannuation fund to which the Company contributes on behalf of employees is not a Company Benefit Plan.

(b) The Buyer has been provided with details of all of the superannuation schemes or other pension arrangements in operation in relation to the employees of the Company and to which the Company contributes or is required to contribute in respect of its employees. The Company has complied with all of its obligations under superannuation legislation and has made the contributions required to be made to avoid imposition of the superannuation guarantee charge (i) in relation to any employee and (ii) attributable to any period prior to the Closing. The Company has not received notice of any material complaint, claim or dispute in relation to an employee and their membership of a superannuation fund.

(c) The Company does not maintain, sponsor, contribute to or participate in, and has not incurred any Liability with respect to any plan, program or arrangement providing compensation or benefits to employees or service providers in the United States or which is otherwise subject to ERISA, the Code or the Laws of the United States (“U.S. Plans”). No employee or other service provider of the Company participates, has participated, or is eligible to participate in any U.S. Plan. The Company has not incurred any obligation or Liability with respect to or under any U.S. Plan.

(d) With respect to each Company Benefit Plan, the Company has delivered to Buyer complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (iv) all filings made with any Governmental Entities, to the extent any of the foregoing exist.

(e) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, and all payments, contributions or benefits required to be made or provided under the terms of any of the Company Benefit Plans and under any laws relating to superannuation as of the date of this Agreement have been timely made or provided or, if not yet due, have been properly reflected on the Company Interim Financial Statements. With respect to the Company Benefit Plans, no event has occurred and, to the Sellers’ knowledge, there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Company Benefit Plans or any other applicable Law.

(f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.

(g) Each Company Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment. Each Company Benefit Plan that is intended or required to be funded and/or book-reserved is, to the extent so intended or required, funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. No material Liability exists on, or could reasonably be expected to be imposed upon, the assets of the Company by reason of any Company Benefit Plan.

(h) Except as set forth on Schedule 3.19 and except for the purchase of the Seller Shares pursuant to this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment becoming due to any employee, former or current director, officer, consultant or other service provider of the Company, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or the amount of compensation due to any employee, former or current director, officer, consultant or other service provider of the Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

3.20 Affiliated Transactions. Except as set forth on Schedule 3.20, no Related Party (a) is a party to any Contract with the Company; (b) has any interest in any property, asset or right used by the Company or necessary or desirable for the Business; (c) has outstanding any Indebtedness owed to the Company; or (d) has received any funds from the Company since the Company Balance Sheet Date except for employment-related payments. Except as set forth on Schedule 3.20, the Company does not have any Liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related Liabilities and obligations incurred in the ordinary course of business.

3.21 Foreign Corrupt Practices Act. To the Sellers’ knowledge, neither the Company nor any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Sellers herewith (the “Buyer Disclosure Schedules,” and together with the Seller Disclosure Schedules, the “Disclosure Schedules”), the Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the Closing Date.

4.1 Organization; Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Buyer possesses all requisite corporate power and authority necessary to carry on its business as now conducted.

4.2 Capitalization and Related Matters.

(a) The authorized capital of the Buyer consists of: (i) 19,786,192 shares of preferred stock (the “Buyer Preferred Stock”), of which (A) 1,221,120 shares have been designated Series A

Preferred Stock, all of which are issued and outstanding immediately prior to the Closing; (B) 3,615,330 shares have been designated Series B-1 Preferred Stock, all of which are issued and outstanding immediately prior to the Closing; (C) 5,271,980 shares have been designated Series B-2 Preferred Stock, all of which are issued and outstanding immediately prior to the Closing; (D) 3,703,150 shares have been designated Series C Preferred Stock, 370,315 shares of which are issued and outstanding immediately prior to the Closing; and (E) 5,974,612 shares have been designated Series D Preferred Stock, all of which are issued and outstanding immediately prior to the Closing and (ii) 30,000,000 shares of Buyer Common Stock, 6,301,834 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Buyer Preferred Stock and Buyer Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. The rights, privileges and preferences of the Buyer Preferred Stock are as stated in the Buyer’s Fifth Restated Certificate of Incorporation. Except as set forth on Schedule 4.2, all outstanding shares of Buyer Preferred Stock are convertible into shares of Buyer Common Stock on a one for one basis.

(b) The Buyer has reserved 3,665,975 shares of Buyer Common Stock for issuance to officers, directors, employees and consultants of the Buyer pursuant to its 2004 Stock Plan duly adopted by the Board of Directors and approved by the Buyer’s stockholders (as amended, the “Buyer 2004 Stock Plan”). Of such reserved shares of Buyer Common Stock, 1,143,727 shares have been issued and are currently outstanding pursuant to restricted stock purchase agreements, options to purchase 2,173,891 shares have been granted and are currently outstanding and options to purchase 111,790 shares have been granted and have been exercised. The Buyer has terminated the Buyer 2004 Stock Plan and no shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Buyer 2004 Stock Plan. The Buyer has reserved an amount equal to the sum of (i) 3,371,350 and (ii) any shares of the Buyer Common Stock subject to awards under the Buyer 2004 Stock Plan which terminate, expire, lapse for any reason or are settled in cash after the date the Buyer 2008 Stock Plan became effective shares of Buyer Common Stock, for issuance to officers, directors, employees and consultants of the Buyer pursuant to its 2008 Stock Plan duly adopted by the Board of Directors and approved by the Buyer’s stockholders (as amended, the “Buyer 2008 Stock Plan,” and together with the Buyer 2004 Stock Plan, the “Buyer Stock Plans”). Of such reserved shares of Buyer Common Stock, options to purchase 2,880,989 shares have been granted and are currently outstanding, no options to purchase shares of Buyer Common Stock have been exercised, and 291,310 shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Buyer 2008 Stock Plan. The Buyer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Buyer’s board minutes.

(c) Schedule 4.2(c) sets forth, in excel spreadsheet format, the capitalization of the Buyer including the number of shares of the following: (i) issued and outstanding Buyer Common Stock; (ii) issued stock options; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Buyer Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for outstanding options issued pursuant to the Buyer Stock Plans, the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Buyer of any shares of its capital stock.

(d) All outstanding shares of Buyer Common Stock, and all shares of Buyer Common Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities, are subject to a market standoff or “lockup” agreement of not less than 180 days following the Buyer’s initial public offering.

4.3 Subsidiaries. Except as set forth on Schedule 4.3, the Buyer does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Buyer is not a participant in any joint venture, partnership or similar arrangement.

4.4 Authorization. All corporate action on the part of the Buyer, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party, the performance of all obligations of the Buyer hereunder and thereunder and the authorization, issuance and delivery of the Buyer Shares has been taken, and this Agreement and each other Transaction Documents to which the Buyer is a party, when executed and delivered by the Buyer, shall constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.5 Valid Issuance of Securities. The Buyer Shares, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Based in part upon the representations made by the Sellers in Article II and subject to the provisions of Section 4.6, the Buyer Shares will be issued in compliance with all applicable federal and state securities Laws.

4.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Sellers in Article II, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Buyer in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer is a party, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities Laws and Regulation D of the Securities Act.

4.7 Litigation. There are no Actions pending or, to the Buyer’s knowledge, currently threatened against the Buyer which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents, nor is the Buyer aware that there is any basis therefor. Neither the Buyer nor, to the Buyer’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Entity which could prevent or cause the rescission of the transactions contemplated by this Agreement and the other Transaction Documents.

4.8 Intellectual Property. The Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as presently conducted and expects to own or possess sufficient legal rights to all intellectual property necessary to the business of the Buyer as the Buyer currently proposes to conduct such business, to its knowledge, without any conflict with, or infringement of, the rights of others. Except for standard end-user license agreements entered into in the ordinary course of business, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person or entity. The Buyer has not received any communications alleging that the Buyer has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity. The Buyer is not aware that any of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Buyer or that would conflict with the Buyer’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Buyer’s business by the employees of the Buyer, nor the conduct of the Buyer’s business as the Buyer currently proposes to conduct it, will, to the Buyer’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated. The Buyer does not believe it is or will be necessary to use any inventions of any of its employees (or Persons it currently intends to hire) made prior to their employment by the Buyer.

4.9 Compliance with Other Instruments. The Buyer is not in violation or default of any provisions of its organizational documents, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, Contract or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Buyer, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement or the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or Contract or an event which results in the creation of any Lien.

4.10 Disclosure. The Buyer has made available to the Sellers all the information reasonably available to the Buyer that the Sellers have requested for deciding whether to acquire the Buyer Shares, all of which was prepared in good faith by the Buyer. No representation or warranty by the Buyer contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to the Sellers at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Buyer has not delivered to the Sellers, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

4.11 Title to Property and Assets. The Buyer owns its property and assets free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets. With respect to the property and assets it leases, the Buyer is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens other than to the lessors of such property or assets.

4.12 Financial Statements.

(a) The Buyer has made available to the Sellers (i) certain unaudited financial information (including statements of revenues and expenses) as of and for the twelve-month period ended December 31, 2008, set forth on Schedule 4.12(a) (the “Buyer 2008 Financial Statements”), (ii) unaudited financial information (including statements of revenues and expenses) as of and for the 6-month period ended June 30, 2009, set forth on Schedule 4.12(a) (the “Buyer Balance Sheet Date”) (the “Buyer Interim Financial Statements” and, together with the Buyer 2008 Financial Statements, the “Buyer Financial Statements”), and (iii) audited financial information (including statements of revenues and expenses) as of and for each of the twelve months ended December 31, 2006 and 2007, set forth on Schedule 4.12(a) (the “Buyer Historical Financial Statements”). Except as set forth in the Buyer Financial Statements, the Buyer has no material Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Buyer Balance Sheet Date and (ii) obligations under Contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Buyer. The Buyer Financial Statements and the Buyer Historical Financial Statements fairly present in all material respects the financial condition and operating results of the Buyer as of the dates and for the periods indicated therein and have, in each case, been prepared in accordance with Applicable Accounting Principles, except as disclosed therein.

(b) The Buyer maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Buyer and to maintain accountability for the Buyer’s assets; (iii) access to the Buyer’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Buyer’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Buyer’s knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Buyer by management of the Buyer, employees who have significant roles in the Buyer’s internal controls or other employees of the Buyer whose fraud could have a material effect on the financial statements.

4.13 Changes. Since the Buyer Balance Sheet Date, there has not been:

(a) any change in the assets, Liabilities, financial condition or operating results of the Buyer from that reflected in the Buyer Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Buyer;

(c) any waiver or compromise by the Buyer of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Buyer, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract or agreement by which the Buyer or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer or key employee of the Buyer; and the Buyer is not aware of any impending resignation or termination of employment of any such officer or key employee;

(i) any Lien, created by the Buyer, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets;

(j) any loans or guarantees made by the Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Buyer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Buyer;

(l) to the Buyer’s knowledge, any other event or condition of any character, other than events affecting the economy or the Buyer’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(m) any arrangement or commitment by the Buyer to do any of the things described in this Section 4.13.

4.14 Permits. The Buyer and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. The Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.15 Corporate Documents. The organizational documents of the Buyer are in the form provided to counsel for the Sellers.

4.16 Real Property Holding Corporation. The Buyer is not a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

4.17 Environmental and Safety Laws. The Buyer is not in violation of any applicable Law relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing Law. No Hazardous Materials are used or have been used, stored, or disposed of by the Buyer or, to the Buyer’s knowledge, by any other Person or entity on any property owned, leased or used by the Buyer.

4.18 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which the Buyer is a party based on any Contract to which the Buyer is a party or that is otherwise binding upon the Buyer.

4.19 Directed Selling Efforts. None of the Buyer, its affiliates (as defined in Regulation 501 promulgated under the Securities Act) or any Persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Buyer Shares, and it has and they have complied with and will comply with the offering restrictions requirement of Regulation S.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Post-Closing Support.

(a) Litigation Support. After the Closing, in the event that, and for so long as, the Buyer or the Company is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each Seller will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer or (at the Buyer’s discretion) the Company (unless the Buyer is entitled to indemnification therefor under the provisions of this Agreement).

(b) Financial Support. After the Closing, in the event that the Buyer proposes to register any of its stock under the Securities Act, each Seller will provide reasonable cooperation in connection with the assembly and preparation of financial statements and other information required by Regulations S-X and S-K promulgated under the Securities Act and such other matters as the Buyer shall reasonably request, and shall make available to Buyer, at reasonable times and under appropriate conditions, all relevant personnel, records (including financial statements), papers, information and the like in its possession in connection with such registration, all at the sole cost and expense of the Buyer or (at the Buyer’s discretion) the Company.

5.2 Tax Matters.

(a) Each Seller agrees to indemnify, save and hold the Buyer and its Affiliates (including the Company after Closing) and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Losses incurred by the Buyer Indemnified Parties in connection with, arising out of, resulting from or incident to (i) such Seller’s Pro Rata Share of any Taxes of the Company with respect to any Pre-Closing Tax Period to the extent such Taxes (including the amounts thereof) are not reflected on the Tax Schedule; (ii) such Seller’s Pro Rata Share of any Taxes of the Company that arise as a consequence of this Agreement and the transactions contemplated herein (including those attributable to a breach of any representation in Section 3.13 or any failure to comply with any covenant or agreement under this Agreement), other than any such Taxes which are attributable to or arise out of the inability of the Company to be able to utilize Tax losses (both revenue and capital) as a result of the transactions (including the sale of Shares) contemplated by this Agreement or as a result of any action taken by the Company or the Buyer after the Closing Date; and (iii) Taxes of such Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates (excluding the Company and its subsidiaries) for any Tax period. For the sake of clarity, if any Buyer Indemnified Party seeks indemnification under this Section 5.2(a) for any Losses incurred by such Buyer Indemnified Party in connection with, arising out of, resulting from or incident to a breach of any representation in Section 3.13, such Buyer Indemnified Party may not also seek indemnification for such Losses under Section 6.2(a).

(b) The Buyer shall cause the Company to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and each Seller shall pay, or cause to be paid, such Seller’s Pro Rata Share of all Taxes due with respect to such Tax Returns to the extent such Taxes (including the amounts thereof) are not reflected on the Tax Schedule. The Buyer shall cause the Company to deliver at least 10 Business Days prior to the due date (taking into account any extension) for the filing of such Tax Returns to each Seller for such Seller’s review a draft of such Tax Returns. The Buyer shall cause the Company to reflect any reasonable comment that the Sellers submit to the Company no less than 5 Business Days prior to the due date of such Tax Returns.

(c) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed for a Straddle Period. The Buyer shall cause the Company to deliver at least 10 Business Days prior to the due date for the filing of such Straddle Period Tax Return to each Seller for such Seller’s review a draft of such Tax Return. The Buyer shall cause the Company to reflect any reasonable comment that the Sellers submit to the Company no less than 5 Business Days prior to the due date of such Straddle Period Tax Return.

(d) With respect to Taxes of the Company relating to a Straddle Period, each Seller shall pay to the Buyer such Seller’s Pro Rata Share of the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date to the extent such Taxes (including the amounts thereof) are not reflected on the Tax Schedule. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e) Subject to Section 6.6(b), (i) with respect to Taxes payable by the Seller under this Section 5.2, each Seller shall make such payment in immediately available funds at least 2 Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority and (ii) for any payment under this Section 5.2 that is not in relation to Taxes due, each Seller shall make such payment in immediately available funds within 10 Business Days after written demand by the Buyer therefore.

(f) The Buyer, on the one hand, and the Sellers and their affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof. The Company shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that the Buyer will cause the Company to keep the Sellers reasonably informed of the progress of any Tax Matter and will not permit the Company to effect any such settlement or compromise with respect to which the Sellers are liable without obtaining each Seller’s prior written consent thereto, which shall not be unreasonably withheld or delayed. The provisions of Sections 6.4 and 6.5 shall not apply to any claim for indemnification pursuant to this Section 5.2.

(g) Except as otherwise provided in this Section 5.2 and not withstanding any other provision of this Agreement, the Buyer and the Company shall have the sole right to control any audit or examination by any Tax Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods.

(h) The parties shall cause all Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Sellers and their Affiliates, on the other hand, to be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Buyer. The Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Buyer is so liable. Each Seller shall provide such assistance as may reasonably be requested by the Buyer to assist the Buyer in relation to the lodgment of any document or the payment of any Transfer Taxes arising in connection with this.

(j) Any payments made to any party pursuant to this Section 5.2 or Article VI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by law.

5.3 Confidentiality; Noncompete; Nonsolicitation; Nondisparagement. In further consideration for the payment of the Purchase Price and in order to protect the value of the Seller Shares purchased by the Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Seller that is a holder of Ordinary Shares and that has elected to receive the Ordinary Shares Cash and Stock Consideration agrees as follows:

(a) As an owner of the Seller Shares, such Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company, its current and future, direct and indirect, subsidiaries, parent (including, without limitation, the Buyer), and related entities (each of the foregoing, a “Company Entity,” and collectively, the “Company Group”). The Seller agrees that unless it first secures the written consent of an authorized representative of the Buyer, it shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or order of any Governmental Entity (in which event such Seller shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). The Seller shall use all reasonable care to safeguard Confidential Information within its control and to protect it against disclosure, misuse, espionage, loss and theft.

(b) The Seller agrees that during the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date (the “Noncompete Period”), each of the Seller and its Affiliates shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in any search marketing agency business or enterprise for advertisers substantially similar to the current business of the Company spending less than AU$10,000 per month. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include (i) passive ownership of less than two percent of the stock of a publicly held corporation (other than, if applicable, the Buyer) whose stock is traded on a United States national securities exchange or in the over the counter market or (ii) any investment by the Seller or any of its Affiliates in any of the portfolio companies or potential portfolio companies set forth on Schedule 5.3(b), except to the extent that the Seller or one of its Affiliates causes or permits any such portfolio company to take actions after the Closing Date which (A) are outside of the scope of such portfolio company’s operations as in effect on the date hereof and (B) if taken directly by the Seller or one of its Affiliates, would be a violation of this Agreement.

(c) During the Noncompete Period, neither the Seller nor any of its Affiliates shall directly or indirectly through another entity (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director or employee of the Company Group to leave the employ of the Company Group; (ii) hire or employ any Person who was an officer, director or employee of the Company Group at any time during the six month period immediately prior to the date of this Agreement; (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company Group with respect to products or services that have been provided by the Company Group in the six months prior to the date hereof, are currently being provided by the Company Group or which the Company is as at the Closing Date in the process of developing, provided that a portfolio company or potential portfolio company set forth on Schedule 5.3(b) is not prohibited from calling on, soliciting or servicing any such customer, supplier, licensee, licensor or other business relation of the Company Group with respect to any such products or services, but only to the extent that doing so would not result in a violation of Section 5.3(b); or (iv) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group.

(d) The Seller acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) the restrictions and agreements in this Section 5.3 are reasonable in all respects and necessary for the protection of the Company and the other members of the Company Group and its Confidential Information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage would be materially adversely affected; and (iii) the agreements in this Section 5.3 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Seller is party or by which it is bound.

(e) If at any time a court or Arbitrator’s award holds that the restrictions in this Section 5.3 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 5.3 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 5.3, the Company, its successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Seller of this Section 5.3, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

5.4 Confidentiality of Terms of Transaction, Etc. The Sellers will keep confidential the terms and status of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the identity of the Buyer; provided that the Sellers shall have the right to (a) communicate and discuss with, and provide to, its legal advisors, representatives, officers or employees, directors, consultants and agents, any information regarding the terms and status of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (b) report to its investors in a manner that is not otherwise publicly available (e.g., posting on a website) the investment returns achieved by it in respect of the transactions contemplated by this Agreement and the other Transaction Documents so long as it does not disclose the financial terms of such transactions.

5.5 Regulation S Stop Transfer. The Buyer shall refuse to register any transfer of Buyer Shares legended pursuant to Section 2.9(b) not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; provided, however, that if such Buyer Shares are in bearer form or foreign Law prevents the Buyer from refusing to register securities transfers, the Buyer shall implement other reasonable procedures to prevent any transfer of such Buyer Shares not made in accordance with the provisions of Regulation S.

5.6 Affiliated Transactions. After the Closing, at any time at the request of the Buyer, the Buyer shall cause the Company to, and each Seller party thereto shall, or shall cause the applicable Related Party to, take all actions necessary to terminate any Contract set forth on Schedule 3.20 (Affiliated Transactions).

5.7 Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, all at the sole cost and expense of the requesting party. The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

5.8 Scrip for Scrip Rollover Relief. The Buyer must make a joint choice with any Seller who is eligible for, and who wishes to obtain, scrip for scrip rollover relief (whether in whole or in part) under Subdivision 124-M of the Tax Act in respect of that Seller’s Shares. The Buyer agrees not to make a choice under section 124-795(4) of the Tax Act which may otherwise deny a Seller rollover relief under subdivision 124-M of the Tax Act. The Buyer and each Seller agree that this clause is not a representation by the Buyer as to the availability of rollover relief under subdivision 124-M of the Tax Act for any Seller. Any Seller requesting the Buyer to make such a joint choice shall notify the Buyer in writing of its intention to obtain rollover relief.

ARTICLE VI

INDEMNIFICATION

6.1 Survival Periods.

(a) Subject to the limitations contained in this Article VI, all representations, warranties, covenants, and agreements contained herein or in any Transaction Document shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, the Sellers will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 6.2(a)(i), and the Buyer will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 6.2(b)(i), unless written notice of a claim thereof is delivered to the Sellers or the Buyer, as the case may be, prior to the Survival Date.

(b) For purposes of this Agreement, subject to Section 6.3, the term “Survival Date” shall mean the earlier to occur of (a) the first anniversary of the Closing Date or (b) the date of the closing of an IPO; provided that (y) with respect to the representations and warranties set forth in Sections 3.13 (Tax Matters) and 3.19 (Company Benefit Plans), the Survival Date shall be the 30th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) and (z) with respect to the representations and warranties set forth in Sections 2.1 (Organization; Organizational Power), 2.2 (Authorization), 2.3 (Title to Securities), 3.1 (Organization; Organizational Power), 3.2 (Capitalization and Related Matters), 3.3 (Subsidiaries), 3.4 (Authorization), 3.17 (Brokerage), 4.1 (Organization; Corporate Power), 4.2 (Capitalization and Related Matters) 4.3 (Subsidiaries), 4.4 (Authorization) 4.5 (Valid Issuance of Securities) and 4.18 (Brokerage), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely. The parties hereto agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved. For the avoidance of doubt, any covenant, agreement or obligation set forth in this Agreement or any Transaction Document shall survive the Closing until the date that such covenant, agreement or obligation has been fully performed in accordance with its terms.

6.2 Indemnification of the Indemnified Parties.

(a) Obligation of Sellers. Each Seller hereby agrees to severally indemnify the Buyer Indemnified Parties and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) subject to the limitations in this Article VI, the breach or inaccuracy of any representation or warranty (A) of such Seller in Article II or any other representation or warranty of such Seller regarding such Seller contained in this Agreement or any Transaction Document (or in any certificate delivered pursuant hereto by or on behalf of any Seller or the Company to the Buyer with respect thereto) and/or (B) in Article III of this Agreement, provided that each Seller shall only be liable up to such Seller’s Pro Rata Share of any Losses which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the breach or inaccuracy of any representation or warranty contained in Article III; and

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Seller contained in this Agreement or any Transaction Document.

Notwithstanding the foregoing, the representations, warranties, covenants and agreements contained in this Agreement that relate specifically and solely to a particular Seller are the obligations of that particular Seller only and the other Sellers shall not be responsible therefor. The particular Seller making any such representation, warranty, covenant or agreement contained in this Agreement shall be solely responsible for any Losses the Buyer Indemnified Parties suffer as a result of any breach of any such representations, warranties, covenants and agreements by such Seller.

(b) Obligation of Buyer. The Buyer hereby agrees to indemnify the Sellers and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) and hold each of them harmless from and against any Losses which any of them may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) subject to the limitations in this Article VI, the breach or inaccuracy of any representation or warranty by the Buyer contained in this Agreement or any Transaction Document (or in any certificate delivered pursuant hereto by or on behalf of the Buyer to the Sellers with respect thereto); and

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

(c) Limitations.

(i) No amount shall be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 6.2(a) (A) unless the aggregate amount of Losses of the Buyer Indemnified Parties arising from any particular claim, together with all related claims, is in excess of US$15,000 (the “De Minimis Amount”) and (B) unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties exceeds US$200,000 (the “Threshold”), at which time the Buyer Indemnified Parties shall be indemnified for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount equal to the Cap; provided that (Y) the De Minimis Amount and the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to (I) breaches of representations and warranties contained in Sections 2.1 (Organization; Organizational Power), 2.2 (Authorization), 2.3 (Title to Securities), 3.1 (Organization; Organizational Power), 3.2 (Capitalization and Related Matters), 3.3 (Subsidiaries), 3.4 (Authorization), and 3.17 (Brokerage), (collectively, the “Seller Fundamental Representations”), (II) matters covered in Section 5.2 (Tax Matters), and breaches of representations and warranties contained in Sections 3.13 (Tax Matters) and 3.19 (Company Benefit Plans) and (III) breaches of any covenant, agreement or obligation set forth in this Agreement or any Transaction Document (the Losses in subsections (I), (II) and (III) of this sentence, collectively, the “Buyer Excluded Losses”) and (Z) none of such Buyer Excluded Losses shall count towards the satisfaction of the De Minimis Amount or the Threshold.

(ii) The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 6.2(a) shall not exceed an amount equal US$6,768,296.75 (the “Cap”); provided that (A) no payments made by the Sellers with respect to Buyer Excluded Losses shall count towards the Cap, (B) in no event shall the aggregate amount of all payments made by a Seller in satisfaction of claims for indemnification pursuant to Section 5.2 and Section 6.2(a) exceed the portion of the Purchase Price to be paid to such Seller pursuant to Article I and (C) in no event shall the aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 5.2 and Section 6.2(a) exceed the Purchase Price.

(iii) No amount shall be payable to the Seller Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 6.2(b) (A) unless the aggregate amount of Losses of the Seller Indemnified Parties arising from any particular claim, together with all related claims, is in excess of the De Minimis Amount and (B) unless and until the aggregate amount of all Losses of the Seller Indemnified Parties exceeds the Threshold, at which time the Buyer shall indemnify the Seller Indemnified Parties for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount equal to the Cap; provided that (Y) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to (I) breaches of representations and warranties contained in Sections 4.1 (Organization; Corporate Power), 4.2 (Capitalization and Related Matters) 4.3 (Subsidiaries), 4.4 (Authorization) 4.5 (Valid Issuance of Securities) and 4.18 (Brokerage), (collectively, the “Buyer Fundamental Representations”) and (II) breaches of any covenant, agreement or obligation set forth in this Agreement or any Transaction Document (the Losses in subsections (I) and (II) of this sentence, collectively, the “Seller Excluded Losses”) and (Z) none of such Seller Excluded Losses shall count towards the satisfaction of the Threshold.

(iv) The aggregate amount of all payments made by the Buyer in satisfaction of claims for indemnification pursuant to Section 6.2(b) shall not exceed the Cap; provided that (A) no payments made by the Buyer with respect to Losses resulting from, arising out of or relating to breaches of any of the Buyer Fundamental Representations shall count towards the Cap and (B) in no event shall the aggregate amount of all payments made by the Buyer in satisfaction of claims for indemnification pursuant to Section 6.2(b) exceed the Purchase Price.

6.3 Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct. Notwithstanding anything in this Article VI to the contrary, in the event of any breach of a representation or warranty by any party hereto that results from intentional misrepresentation or willful misconduct or constitutes fraud, in each case, by or on behalf of any Seller (including, without limitation, any intentional misrepresentation or fraudulent act committed by any officer, director, employee or agent of that Seller in connection with the consummation of the transactions contemplated by this Agreement), on the one hand, or the Buyer, on the other hand, then (a) such representation or warranty by that Seller will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect indefinitely with regard to any survival period set forth in Section 6.1, (b) the limitations set forth in Section 6.2(c) shall not apply to any Loss that the Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall count towards the satisfaction of the Threshold or the Cap.

6.4 Notice and Defense of Third-Party Claims.

(a) If an Indemnified Party hereto seeks indemnification under this Article VI with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure or delay. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VI, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control and appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations, (III) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company or (IV) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. For the sake of clarity, nothing in this Section 6.4(a) will obligate any Indemnifying Party to assume control of the defense of any Third-Party Claim.

(b) In the event that either the Indemnifying Party does not elect to assume the control of the defense of any Third-Party Claim pursuant to Section 6.4(a) or any of the conditions in Section 6.4(a) is or becomes unsatisfied, the Indemnified Party may defend against the Third-Party Claim in any manner it may deem appropriate; provided, however, that the Indemnified Party shall not consent to the entrance of any judgment or enter into or consent to any settlement without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed) unless the following conditions are satisfied, in which case the Indemnified Party need not obtain any consent from an Indemnifying Party and such judgment shall be final and determinative for all purposes under this Article VI: (i) such judgment or settlement is for money damages only and (ii) such judgment or settlement includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any Liability or obligation with respect to such Third-Party Claim.

(c) If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 6.4(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party; provided that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or enter into or consent to any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any Liability or obligation with respect to such Third-Party Claim and (C) would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

6.5 Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article VI with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the Liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay and except to the extent the notice is not given within the applicable Survival Period. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the Losses described in the indemnity notice in accordance with Section 6.2. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in 30 days after delivery of indemnity Dispute Notice, such dispute shall be resolved through binding arbitration in accordance with Section 8.10.

6.6 Manner of Payment.

(a) Any indemnification pursuant to this Article VI by a Seller who has received Deferred Cash (a “Deferred Cash Seller”), other than indemnification for Buyer Excluded Losses and Losses pursuant to Section 6.3, shall be satisfied by set off against such Seller’s proportionate share of the Deferred Cash within three Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto. Any indemnification by any Deferred Cash Seller for Buyer Excluded Losses and Losses pursuant to Section 6.3 shall (I) be set off against Deferred Cash or (II) if such Losses exceed Deferred Cash, or if the Deferred Cash shall have been paid or otherwise exhausted, be effected by wire transfer of immediately available funds to an account designated by the Buyer, within three Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto. Notwithstanding anything in this Agreement to the contrary, the Buyer shall be entitled to withhold payment to the Sellers of such amount of the Deferred Cash (subject to accrued interest pursuant to Section 1.2) as is equal to an amount claimed by the Buyer until the determination of the amounts of any unpaid indemnification set off against the Deferred Cash, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

(b) Any indemnification pursuant to this Article VI or Section 5.2 by (i) a Seller who is a holder of Ordinary Shares and who has elected to receive the Ordinary Shares All Stock Consideration or (ii) a Seller who is a holder of Employee Shares may be satisfied, at the election of such Seller, by the forfeiture of Buyer Common Stock held by such Seller, if any, at a price of $13.9543 per share; provided that any amounts owed by such Seller to the Company pursuant to the Executive Equity Participation Plan must first have been repaid in accordance with the Executive Equity Participation Plan; provided, further, that if such Seller does not hold sufficient shares of Buyer Common Stock to satisfy such indemnification after the forfeiture of Buyer Common Stock pursuant to this Section 6.6(b), the balance of such indemnification shall be satisfied pursuant to Section 6.6(c). If a Seller elects to satisfy any indemnification in accordance with this Section 6.6(b), then (i) the Buyer shall take all such reasonable action as may be required to enable such Seller to do so (including, without limitation, any action required by any applicable securities laws and the Buyer’s organizational documents) and (ii) in the event that (x) the Buyer reasonably determines that it is required under applicable securities laws to disclose non-public information to any Seller as a pre-condition to such Seller’s payment of indemnity claims with Buyer Common Stock and (y) at such time such Seller is not subject to a contractual obligation to maintain the confidentiality of such non-public information, then Seller agrees to execute a customary confidentiality agreement that is reasonably acceptable to Buyer as a pre-condition to the use of Buyer Common Stock to satisfy indemnity claims.

(c) Subject to Section 6.6(b), any indemnification by Sellers other than the Deferred Cash Sellers pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the Buyer, within three Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

(d) Any indemnification by the Buyer pursuant to this Article VI shall be effected by wire transfer of immediately available funds to the accounts designated by the Sellers, within three Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

(e) Any such indemnification payments shall include interest at the lesser of (i) 8% per annum and (ii) the maximum rate per annum permitted by applicable usury Laws, from the date any such Loss is suffered or sustained to the date of payment thereof. Interest on such unpaid amount shall be compounded annually, computed on the basis of a 365-day year and shall be payable on demand. All indemnification payments to or for the benefit of the Indemnified Parties under this Article VI shall be deemed adjustments to the Purchase Price for Tax purposes.

6.7 Determination of Loss Amount.

(a) The amount of any Loss of any Indemnified Party pursuant to this Article VI resulting from, arising out of or relating to any breach or inaccuracy of any representation or warranty of any Indemnifying Party contained in this Agreement or any Transaction Document (or in any certificate delivered pursuant hereto by or on behalf of such Indemnifying Party with respect thereto) shall be determined, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty.

(b) Each Seller agrees that it will not seek, nor will any Seller be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company, under their organizational documents, this Agreement, applicable corporate Laws or other legal requirements or otherwise, in respect of any amounts due from the Sellers to any Buyer Indemnified Party under this Article VI or otherwise in connection with this Agreement. Each Seller further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company in respect of amounts due by the Sellers to any Buyer Indemnified Party under this Article VI or otherwise in connection with this Agreement.

(c) Subject to paragraph (d), the right to indemnification and the payment of Losses of any Indemnified Party pursuant to this Article VI, or the availability of any other remedies contemplated hereby or otherwise available to the Indemnified Parties at Law or in equity, based upon any representation, warranty, covenant, agreement or obligation of the Indemnifying Parties contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Indemnified Party or its Affiliates, or the knowledge of any such Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the party’s entrance into this Agreement.

(d) Notwithstanding paragraph (c), the Buyer shall not be entitled to indemnification for any Losses resulting from the breach of any representation or warranty of the Sellers contained in or made pursuant to Article III of this Agreement that is not qualified by the Sellers’ knowledge, if but only to the extent that the facts, circumstances, events, actions or absences of action giving rise to such breach were (i) disclosed in writing (A) to the Buyer’s representatives on the Company’s board of directors in “board books” or other written materials provided to board members specifically in connection with meetings of the board or actions or votes that were taken by written consent of the board and/or (B) to the Buyer in its capacity as a shareholder of the Company in materials provided to shareholders specifically in connection with shareholder meetings or actions or votes that were taken by the Company’s shareholders or (ii) explicitly approved or consented to (x) by the Buyer’s representatives on the Company’s board of directors in any formal vote taken by the Company’s board and reflected in the Company’s minutes and/or (y) by the Buyer in its capacity as a shareholder in any formal vote or action by written consent submitted to or taken by the Company’s shareholders and reflected in the Company’s written records for such meeting or action by written consent. For the sake of clarity, the parties agree that, for purposes of this Section 6.6(e), only the written materials identified in clauses (i) and (ii) will be considered; all other discussions and communications that may or may not have taken place at or in connection with any such board or shareholder meeting or action by written consent shall, in accordance with paragraph (c) above, have no effect on the Buyer’s or its Affiliates’ rights to indemnification or any other recovery or remedy available to it under applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to indemnification under this Article VI for any Losses that the applicable Indemnifying Party can prove, by clear and convincing evidence, were not reasonably foreseeable by one or more parties hereto as of the date of this Agreement; provided, however, that this clause (e) shall not apply if and to the extent that a Loss arises from an Indemnifying Party’s fraud, intentional misrepresentation or willful misconduct.

6.8 Exclusive Remedy. The parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article VI are the exclusive provisions in this Agreement with respect to the Liability of the parties for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations contained in this Agreement and the sole remedy of the Indemnified Parties for any claims for breach of representation or warranty or covenants, agreements or other obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein shall preclude any party from seeking any remedy based upon fraud, intentional misrepresentation or willful or criminal misconduct by any other party hereto (including, without limitation, any fraud, intentional misrepresentation or willful or criminal misconduct committed by any officer, director, employee or agent of any other party in connection with the consummation of the transactions contemplated by this Agreement).

ARTICLE VII

DEFINITIONS

7.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “US$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

7.2 Certain Definitions.

“Action” means any action, arbitration, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, prosecution, proceeding or suit by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Applicable Accounting Principles” means, in the case of the Company, Australian equivalents to International Financial Reporting Standards, and, in the case of the Buyer, GAAP.

“Business Day” means (a) in relation to receipt of notices, each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the place where the notice is to be received; and (b) in all other cases, each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller as an owner of equity securities of the Company, as the case may be, in the performance of duties for, or on behalf of, any Company Entity or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (a) internal business information of any Company Entity (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s intellectual property and updates of any of the foregoing, provided that “Confidential Information” shall not include any information that a Seller can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of such Seller or a Person that such Seller has direct control over to the extent such acts or omissions are not authorized by such Seller in the performance of such Person’s assigned duties for such Seller.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“Executive Equity Participation Plan” means the executive equity participation plan relating to the Company duly adopted by the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, territory, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Hazardous Materials” means (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign Laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all Liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw and (d) any Liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person.

“IPO” means a firm commitment underwritten public offering of the Buyer’s common stock pursuant to a registration statement under the Securities Act.

“knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided that, in the case of the Buyer, “knowledge” means the actual knowledge after reasonable inquiry of Zorik Gordon, Ross Landsbaum or Adam Wergeles.

“Law” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any of the foregoing that relate to data use, privacy or protection.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of Action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Liquidation Transaction” means (a) the closing of the sale, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of a majority of the assets of the Buyer and its subsidiaries, taken as a whole, including without limitation the Buyer’s or any subsidiary’s intellectual property rights, (b) the consummation of the merger or consolidation of the Buyer with or into another entity (except a merger or consolidation in which the holders of capital stock of the Buyer immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Buyer or the surviving or acquiring entity), (c) the closing of the transfer or sale (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Buyer’s securities), of the Buyer’s securities if, after such closing such Person or group of affiliated Persons would hold at least fifty-one percent (51%) or more of the outstanding voting stock of the Buyer (or the surviving or acquiring entity), or (d) a liquidation, dissolution, or winding up of the Buyer.

“Losses” means any and all losses, Liabilities, Actions, causes of Action, costs, damages (including, without limitation, lost profits, diminution of value, consequential damages, special damages, incidental damages, or other unforeseen damages) or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing). In the case of Losses to the Buyer, such Losses shall not include punitive damages or exemplary damages, except and to the extent that the Buyer or, after the Closing, the Company, is obligated to pay punitive damages or exemplary damages to any third party.

“Material Adverse Effect” means: (a) when used in Article III, any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, or on the ability of the Buyer or the Sellers to perform their respective obligations hereunder or to consummate the transactions contemplated hereby; and (b) when used in Article IV, any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Buyer, or on the ability of the Buyer or the Sellers to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.

“ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any Seller that is a holder of Ordinary Shares and that has elected to receive the Ordinary Shares Cash and Stock Consideration; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Securities Act” means the Security Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Seller’s Pro Rata Share” means a fraction, (i) the numerator of which is the number of Seller Shares beneficially owned by a Seller immediately prior to the Closing and (ii) the denominator of which is the total number of Shares issued and outstanding immediately prior to the Closing.

“Stockholders Agreement” means that certain Stockholders Agreement annexed to the Ordinary Shares Election Form or Employee Shares Election Form (as applicable) to be entered into at the Closing, by and among the Buyer and the relevant Seller(s) in relation to Buyer Common Stock.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Tax” means any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add on minimum, estimated, or other tax, levy, impost, deduction, charge, compulsory loan, withholding or duty of any kind whatsoever, including any interest, penalty, charge, fine or fee, or addition thereto, whether disputed or not, and including any amount imposed, assessed or payable under the Tax Act and any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Act” means the Income Tax Assessment Act 1997.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Consolidated Group” means a (i) “consolidated group” or a “MEC group” as those terms are defined in section 995-1 of the Tax Act, or (ii) any other consolidated, combined, or unitary group under Tax Law.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Stockholders Agreement and the Contracts and other documents contemplated to be delivered or executed in connection herewith.

“Unvested” means any Employee Share that has not vested in accordance with the terms of the Executive Equity Participation Plan.

“Vested” means any Employee Share that has vested in accordance with the terms of the Executive Equity Participation Plan or any Ordinary Share that has vested in accordance with the terms of an Executive Equity Participation Agreement (as applicable).

7.3 Additional Definitions.

Term	Section
Agreement	Preamble
Arbitrator	8.10(a)
Business	Recitals
Buyer	Preamble
Buyer Assignee	8.3
Buyer Balance Sheet Date	4.12
Buyer Common Stock	Recitals
Buyer Disclosure Schedules	Article IV
Buyer Excluded Losses	6.2(c)(i)
Buyer Financial Statements	4.12
Buyer Fundamental Representations	6.2(c)(iii)
Buyer Historical Financial Statements	4.12

Term	Section
Buyer Indemnified Parties	5.2(a)
Buyer Interim Financial Statements	4.12
Buyer Preferred Stock	4.2(a)
AU$ Per Share Rate	1.1(a)(i)
Buyer Shares	1.1
Buyer Stock Plans	4.2(b)
Buyer 2008 Financial Statements	4.12
Buyer 2004 Stock Plan	4.2(b)
Buyer 2008 Stock Plan	4.2(b)
Cap	6.2(c)(ii)
Closing	1.3(a)
Closing Date	1.3(a)
Company	Recitals
Company Balance Sheet Date	3.11
Company Benefit Plan	3.19(a)
Company Entity	5.3(a)
Company Financial Statements	3.11
Company Group	5.3(a)
Company Historical Financial Statements	3.11
Company Interim Financial Statements	3.11
Company 2009 Financial Statements	3.11
De Minimis Amount	6.2(c)(i)
Deferred Cash	1.2(a)
Deferred Cash Seller	6.6(a)
Disputes	8.10
Dispute Notice	8.10(a)
Disclosure Schedules	Article IV
Election Form	Recitals
Employee Shares	Recitals
Employee Shares Election Form	Recitals
Employee Shares Consideration	Recitals
FCPA	3.21
Indemnified Parties	6.2(b)
Indemnifying Party	6.4(a)
JAMS	8.10(b)
Material Contract	3.18(b)
NetUs	Recitals
Noncompete Period	5.3(b)
Ordinary Shares	Recitals
Ordinary Shares All Stock Consideration	Recitals
Ordinary Shares Cash and Stock Consideration	Recitals
Ordinary Shares Election Form	Recitals
Purchase Price	1.1
Regulation S	2.11
Releasee	8.18(a)
Sellers	Preamble
Seller Disclosure Schedules	Article II
Seller Excluded Losses	6.2(c)(iii)
Seller Fundamental Representations	6.2(c)(i)

Term	Section
Seller Indemnified Party	6.2(b)
Seller Shares	Recitals
Shares	Recitals
Straddle Period Tax Return	5.2(c)
Survival Date	6.1
Tax Matter	5.2(f)
Tax Schedule	3.13(b)
Third-Party Claim	6.4(a)
Threshold	6.2(c)(i)
Transfer Taxes	5.2(i)
US$ Per Share Rate	1.1(a)(i)
U.S. Plans	3.19(c)

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that (a) any Person that is not a party to this Agreement but, by the terms of Article VI, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement and (b) after the Closing, the Company shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though it was a signatory to this Agreement, for the purposes of Sections 5.3 and 8.18.

8.2 Entire Agreement. This Agreement, including the exhibits hereto and the Disclosure Schedules, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Buyer or Sellers without the prior written consent of the other; provided that the Buyer shall have the right to assign, without such consent but with prior notice to the Sellers, (a) Buyer’s right and obligations to purchase hereunder in whole or in part to a wholly owned subsidiary of the Buyer (a “Buyer Assignee”) and (b) all or any portion of any Transaction Document (including rights thereunder), to any of its or any Buyer Assignee’s (whether prior to or subsequent to the Closing) lenders as collateral security; provided, further, that such assignee (other than Buyer’s or Buyer Assignee’s lenders) executes a joinder to and agrees to be bound by this Agreement.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); when transmitted if transmitted by electronic mail (provided no notice of non-delivery is received); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); three Business Days after it is sent, if sent for next day delivery to an overseas address by recognized courier (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Sellers:

Netus Pty Limited

Level 10, 52 Alfred Street

Milsons Point, NSW 2061 Australia

Attention: Daniel Petre

Facsimile No.: +61 2 8912 5999

with a copy (which shall not constitute notice) to:

Gilbert + Tobin

2 Park Street, Level 37

Sydney, NSW 2000 Australia

Attention: Deborah Johns

Facsimile No.: +61 2 9263 4111

Elysium Corporation Pty Ltd

10 Keary Street

Willoughby, NSW 2068 Australia

Attention: Steven Power

Facsimile No.: +61 2 8456 5989

with a copy (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 13 50 Carrington Street

SYDNEY NSW 2000 Australia

Attention: Chris Clarke

Facsimile No.: +61 2 9262 2626

Steven Power

10 Keary Street

Willoughby, NSW 2068 Australia

Facsimile No.: +61 2 8456 5989

with a copy (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 13 50 Carrington Street

SYDNEY NSW 2000 Australia

Attention: Chris Clarke

Facsimile No.: +61 2 9262 2626

Steve Prestidge

6 Hendy Avenue

Collaroy NSW 2097 Australia

Facsimile No.: +61 2 8456 5989

with a copy (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 13 50 Carrington Street

SYDNEY NSW 2000 Australia

Attention: Chris Clarke

Facsimile No.: +61 2 9262 2626

Craig Harris

10 McCallum Avenue

East Ryde NSW 2113 Australia

Facsimile No.: +61 2 8456 5989

with a copy (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 13 50 Carrington Street

SYDNEY NSW 2000 Australia

Attention: Chris Clarke

Facsimile No.: +61 2 9262 2626

Rebecca Ryan

52 Northam Drive

North Rocks NSW 2151 Australia

Facsimile No.: +61 2 8456 5989

with a copy (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 13 50 Carrington Street

SYDNEY NSW 2000 Australia

Attention: Chris Clarke

Facsimile No.: +61 2 9262 2626

If to the Buyer:

ReachLocal, Inc.

21700 Oxnard Street, Suite 1600

Woodland Hills, CA 91367 USA

Attention: Adam Wergeles

Facsimile No.: (818) 337-7109

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560 USA

Attention: Brad Helms

Facsimile No.: (213) 891-8763

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

8.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.8 Consent to Jurisdiction. Subject to Section 8.10, each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court, or federal court of the United States of America, sitting in Los Angeles County, California, and any appellate court thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by Law, in such federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or federal court, provided that the Buyer shall be entitled to commence any action or proceeding with respect to any Buyer Excluded Losses in any court sitting in the Commonwealth of Australia. Each party hereto agrees that (i) this Agreement involves at least US$100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.6. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

8.9 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10 Arbitration. The parties hereto understand and agree that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and Contract claims, and claims upon any Law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of 14 days from any such initial meeting or within 30 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.

(c) Within 30 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

8.11 Legal Fees. If any party hereto brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

8.12 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by the Buyer and the Sellers. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

8.13 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.14 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.15 Expenses. Each party hereto shall bear its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by such party hereto in connection with the negotiation of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

8.16 Construction.

(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The Disclosure Schedules are hereby incorporated by reference into the sections in which they are directly referenced. If and to the extent any information required to be furnished in any Disclosure Schedule is contained in this Agreement or in any Disclosure Schedule and such information is reasonably apparent on its face to be responsive to any other Disclosure Schedule, such information shall be deemed to be included in such other Disclosure Schedule. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of any party to any third party, nor an admission to any third party against such party’s interests. The section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

8.17 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.18 Release of the Company.

(a) As a material inducement to the Buyer’s willingness to enter into and perform this Agreement and to purchase the Seller Shares for the consideration to be paid or provided to the Sellers in connection with such purchase, each Seller, on behalf of itself and each of its Affiliates and representatives, hereby releases and forever discharges the Company and each of its individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling Persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of Action, orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any of its respective representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter, bylaws or any other charter documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of the Buyer arising under this Agreement or any obligation of the Company under, or claims in respect of, any employment agreement or liability or employment compensation arrangement between the Company and such Seller.

(b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(c) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller shall indemnify and hold harmless each Releasee from and against all Losses, whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Seller or any of its Affiliates or Representatives of any claim or other matter purported to be released pursuant to this Section 8.18 and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Seller or any of its Affiliates or Representatives against such third party of any claims or other matters purported to be released pursuant to this Release. For the avoidance of doubt, the indemnification in this Section 8.18(c) shall not be subject to the monetary limitations set forth in Article VI.

(d) EACH SELLER ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT.” EACH SELLER BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT SUCH SELLER MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT.

(e) In the event that any provision of this Section 8.18 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 8.18 will remain in full force and effect. Any provision of this Section 8.18 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

*         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

REACHLOCAL, INC.

By :	/s/ Zorik Gordon
Name:	Zorik Gordon
Its:	President

SELLERS:

EXECUTED by NETUS PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth of Australia) by authority of its directors:	) ) ) ) )
)
)
	)	Signature of director/company secretary* *delete whichever is not applicable
Signature of director	)
)
)
)
Name of director (block letters)		Name of director/company
secretary* (block letters)
*delete whichever is not applicable

EXECUTED by ELYSIUM CORPORATION PTY LTD in accordance with section 127(1) of the Corporations Act 2001(Cwlth of Australia) by authority of its directors:	)
)
)
)
)
)
Signature of director	) ) ) )	Signature of director/company secretary* *delete whichever is not applicable
)
)
Name of director (block letters)		Name of director/company
secretary* (block letters) *delete whichever is not applicable

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

REACHLOCAL, INC.

By :
Name:	Zorik Gordon
Its:	President

SELLERS:

EXECUTED by NETUS PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth of Australia) by authority of its directors:	)
)
)
)
)
)
	)	/s/ Ian Torrance
/s/ Daniel Petre	)	Signature of ~~director~~/company secretary* *delete whichever is not applicable
Signature of director	)
)
)
Daniel Petre	)	Ian Torrance
Name of director (block letters))		Name of director/company
secretary* (block letters)
*delete whichever is not applicable

EXECUTED by ELYSIUM CORPORATION PTY LTD in accordance with section 127(1) of the Corporations Act 2001(Cwlth of Australia) by authority of its Directors:	)
)
)
)
)
)
Signature of director	) ) ) )	Signature of director/company secretary* *delete whichever is not applicable
)
)
Name of director (block letters)		Name of director/company
secretary* (block letters) *delete whichever is not applicable

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

REACHLOCAL, INC.

By :
Name:	Zorik Gordon
Its:	President

SELLERS:

EXECUTED by NETUS PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth of Australia) by authority of its directors:	)
)
)
)
)
)
	)	Signature of director/company secretary* *delete whichever is not applicable
Signature of director	)
)
)
)
Name of director (block letters))		Name of director/company
secretary* (block letters)
*delete whichever is not applicable

EXECUTED by ELYSIUM CORPORATION PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cwlth of Australia) by authority of its directors:	)
)
)
)
)
)
/s/ Steven R. Power Signature of director	) ) ) )	/s/ Nicole Power ~~Signature of director~~/company secretary* *delete whichever is not applicable
)
/s/ Steven R. Power	)	/s/ Nicole Power
Name of director (block letters)		~~Name of director~~/company
secretary* (block letters) *delete whichever is not applicable

SHARE PURCHASE AGREEMENT

/s/ Steven Power
Steven Power

/s/ Steve Prestidge
Steve Prestidge

/s/ Craig Harris
Craig Harris

/s/ Rebecca Ryan
Rebecca Ryan

SHARE PURCHASE AGREEMENT

Annex A

Shareholders

Netus Pty Limited

Elysium Corporation Pty Ltd

Steven Prestidge

Craig Harris

Rebecca Ryan